Exhibit 10.2

FORM OF MANAGEMENT AGREEMENT

The following is the form of the Management Agreement with Grant Neerings, Chief Technology Officer, Christine M. Carriker, Chief Administrative Officer & Senior Vice President and Richard A. von Gnechten, Chief Financial Officer:

AMENDED AND RESTATED SERVICES AGREEMENT

This Services Agreement (this “Agreement”) dated as of the 11th day of January, 2007 (the “Effective Date”), as amended and restated from an earlier agreement dated the [ORIGINAL DATE OF AGREEMENT] (the “Original Date”), by and between HouseRaising, Inc., a North Carolina corporation with offices in Charlotte, North Carolina (“HRI,” “HouseRaising” or “Company”), and [OFFICER NAME INSERTED], a resident of North Carolina (the “Executive”), relating to HouseRaising, Inc.

RECITALS:

WHEREAS, the parties hereto desire to enter into this Agreement to set forth the basis on which Executive will perform management services for the Company, all as set forth more fully in this Agreement.

WHEREAS, the Company is engaged in and seeks to expand its business in the house building and related industry segments, and Executive has substantial experience in managing and operating businesses as a senior executive that would be very beneficial to the Company’s operations and future prospects;

WHEREAS, the Company believes its progress and its prospects for future development and growth would be significantly enhanced if Executive was engaged for the services of Executive to serve as the Company’s [TITLE INSERTED];

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized this Agreement with Executive and has approved its terms and conditions, all of which the Board has found to be reasonable, proper, and in the best interest of the Company;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

MANAGEMENT DUTIES AND COMPENSATION

1.01  (a) Initial Terms of Management Duties. The Company hereby engages Executive and Executive hereby accept such engagement, on the terms and conditions set forth in this Agreement. The Company is hereby obtaining the services of Executive and other assistance as may be necessary.

(b) Initial Terms of Agreement and Duties. The Company and Executive hereby agree that for a thirty-six (36) month period beginning on the Effective Date, the Company shall engage Executive for the services of Executive as [TITLE INSERTED] and the Executive shall perform services for the Company at the Company’s headquarters location. The last day of such thirty-six (36) month period shall be the "Termination Date".

(b)   Renewal of Term. Unless the Company shall have given the Executive written notice at least 180 days prior to the Termination Date, this Agreement shall renew and continue in effect for additional one-year periods (and all provisions of this Agreement shall continue in full force and effect), and each successive anniversary from such original Termination Date shall thereafter be designated as the “Termination Date” for all purposes under this Agreement, provided, however, that the Company may, at its election at any time after the expiration of the initial term of this Agreement, give Executive notice of termination, in which event Executive shall continue to receive, as severance pay, [HIS/HER] base salary, if any, and benefits set forth in Paragraphs (d) and (f) below for 12 full months following such notice of termination. During such 12-month severance period, the Board may modify Executive’s duties as described in Paragraph (c) below without triggering the provisions of Section 2.03 below. The Company agrees that it will not unreasonably withhold any annual renewals of this Agreement.

(c)   Duties. Executive is engaged for [TITLE INSERTED] services to be performed by Executive and shall carry out the financial and strategic plans and policies as established by the Board of Directors and Chairman/CEO of the Company and shall report to the Chairman and CEO. Duties and responsibilities under this Agreement shall include but not be limited to the following: [SPECIFIC DUTIES OF OFFICER LISTED, ILLUSTRATION PROVIDED FOR CHIEF ADMINISTRATIVE OFFICER]

(i)
Supporting the operations and administration of the Chairman and CEO by advising and informing Chairman/CEO and Board of Directors with regard to the administrative (including Human Resources and Accounting, as necessary) operations of the Company and interfacing between the Chairman/CEO, Board and the staff of the Company;

(ii)	Supporting the design, marketing, promotion, delivery, and quality of company programs, products and services;

(iii)
Recommending a yearly budget for areas of responsibility for CFO, Chairman/CEO and Board approval and prudently managing the Company’s resources within those budgetary guidelines according to current laws and regulations;

(iv)	Effectively managing the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations; and

(v)	Assuring that the Company and its mission programs, products, and services are consistently presented in strong, positive image to relevant stakeholders.

As [TITLE INSERTED] of the Company, Executive shall be entitled to exercise all rights and power and shall have all the privileges and authorities commensurate with [HIS/HER] offices, including without limitation:

(i)	The full authority for the administrative and accounting operations, including proper reporting to the Board of Directors and appropriate state and federal agencies;

(ii)	General decision-making authority with respect to the day-to-day administrative and human resource operations of the business of the Company;

(iii)
The engagement, retention, and termination of employees and independent contractors of the Company subject only to the supervision of the Chairman and Chief Executive Officer, the setting/guidance of the compensation and other material terms of engagement of employees and independent contractors consistent with company and Board policies and the establishment of company work rules; and

(iv)
The initiation, development, and implementation of new business activities, subject to the supervision of the Chairman/CEO. Executive shall render her services thereunder in the headquarters city subject to such reasonable travel as may be required to perform her duties hereunder.

(d)    Compensation and Expenses. The Company will compensate Executive at an annual compensation of [ANNUAL COMPENSATION INSERTED], to be paid [CASH PORTION INSERTED] in cash compensation and [STOCK PORTION INSERTED IF APPLICABLE] in S-8 Stock of the Company for the initial 12 month period of this agreement beginning February 1, 2007. Conversion to all cash payments will take place at the same time as other conversions for Officers of the Company.

Commencing on the first anniversary of this Amended and Restated Services Agreement with Executive (February 1, 2008), and for each renewal term thereafter, Executive shall (based on adequate performance) receive annual increases as set forth by the Chairman and Chief Executive Officer and approved by the Compensation Committee of the Board of Directors.

Nothing herein shall be deemed to restrict the right of the Board to increase Executive’s annual or monthly compensation, bonuses, and other compensation or grant stock options at any time in its discretion.

(e)  Bonuses. Executive shall be entitled to such bonuses for performance as are described in Exhibit A attached hereto.

(f)  Other Compensation. The Company shall also provide to Executive during the term of [HIS/HER] Agreement hereunder:

(i)
All so-called “fringe benefits” including, but not limited to, participation in pension plans, profit-sharing plans, hospitalization insurance, medical insurance, dental insurance, disability insurance, life insurance, and the like that are granted to or provided for eligible employees or contractors of the Company, or that may be granted to or provided for during the term of the Executive’s engagement under this Agreement; and upon termination of Executive’s services with the Company, the Executive may, at [HIS/HER] option and at [HIS/HER] expense, continue the Executive’s hospitalization/medical/dental/disability and life insurance policy without interruption until [HIS/HER] death, if permitted by the terms of such group policies.

(ii)	Executive will be compensated for the equivalent of four weeks’ paid time off per year.

(g)   Initial Employee Stock Options. In consideration for [HIS/HER] services hereunder, the Company hereby grants to Executive an option to acquire shares of the Company’s Common Stock as described in Exhibit B. In addition to the stock options described in Exhibit B, Executive will be granted an option for [ONE-TIME GRANT AMOUNT INSERTED] shares at a price of fifty-cents ($0.50) per share, exercisable at any time during the ensuing ten years from that date, which will replace the same number of options that had previously been earned under the original agreement. These options are in addition to all other options granted and mentioned in Exhibit B.

(h)   Expense Reimbursement. Executive shall be paid [QUARTERLY ALLOWANCE AS APPLICABLE] each quarter for all other expenses incurred by Executive on the Company’s behalf. This amount will be subject to increase upon each anniversary date. Such reimbursement will be in the form of S-8 shares until such time as the company pays reimbursements for the Chairman/CEO in cash. It is understood that the Company will pay directly reasonable travel (air-fare only) expenses between the Company headquarters and other out-of-state office locations provided that reasonable efforts are made to manage the costs associated with such travel.

ARTICLE II

RIGHTS ON TERMINATION OF AGREEMENT

2.01   Right to Terminate Agreement. At any time Executive may, at their option, terminate [HIS/HER] Agreement upon not less than 30 days’ written notice to the Chairman and CEO or Board of Directors of the Company. In the event of the termination of this Agreement by Executive, Executive shall be entitled to:

(i)	The portion of monthly compensation, accrued bonus and expenses earned by Executive prior to the date of termination, computed pro rata up to and including the date of termination and

(ii)
Maintain ownership of any unexercised stock options that are vested as of the date of termination until such date that they would otherwise expire. Other than the foregoing, Executive shall be entitled to no further compensation of any kind after the date of termination.

2.02   Disability. If, because of mental or physical disability, Executive shall be incapable for a period of six consecutive months (the “Disability Period”) of performing [HIS/HER] obligations and agreements hereunder (hereinafter referred to as a “Disability”) during which period the provision of this Agreement will continue to apply in full force and effect, then, at the election of the Company expressed to Executive in writing, this Agreement shall terminate at the end of such Disability Period, except that Executive shall receive 75% of monthly compensation then in effect for one year from the date of termination, together with the bonuses described on Exhibit A hereto. The Company may at its option alternatively purchase an insurance policy that will provide the same disability benefit to Executive. Additionally, any stock options previously granted but not vested shall become vested upon termination for Disability by the Company. The determination of whether Executive has suffered a Disability shall be made by three licensed medical doctors: one chosen by the Company, one chosen by Executive, and one chosen by the two doctors so chosen.

2.03   Rights Upon Termination of Agreement Without Cause Prior to the Termination:

The Company may terminate Executive’s services without Cause (as defined below) by delivering written notice of such termination to Executive. In addition, any:

(i)	Material change of Executive’s responsibilities or authority by the Chairman/CEO or Board without Executive’s concurrence which is not cured within 30 days after notice by Executive,

(ii)	Material breach by the Company of this Agreement which continues for 30 days after notice by Executive, or

(iii)	A change in control of the Company that is required to be reported by the Company on Form 8-K,

shall be deemed termination by the Company without Cause. In the event of termination pursuant to clauses (i), (ii), or (iii) of the preceding sentence, Executive shall be entitled to give notice of termination, which notice shall have the same effect as a notice delivered by the Company, or

If, prior to the Termination Date, the Company terminates Executive’s Agreement for any reason other than Cause or Disability, then the Company shall:

(i)
Continue to pay Executive (in the same manner as prior to such termination) after the date of such termination the compensation provided under Section 1.01 above for a period of twelve (12) months as if Executive had been engaged hereunder during such period;

(ii)	Continue to pay all bonuses earned for twelve (12) month period as if Executive had been engaged hereunder during such period, provided the mutually agreed upon targets are met in such period;

(iii)
Provide Executive reimbursement for continued coverage for a twelve (12) month period under any employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) then maintained by Executive or any successor plan thereof. Notwithstanding 2.03(iii) above, the Company hereby agrees to continue to reimburse Executive for hospitalization/medical/dental/disability and life insurance policy in effect at the time of termination through the full period of this Agreement, to continue to reimburse Executive for any premium to maintain the policy for Executive through the full period of this Agreement; and

(iv)
All stock options will immediately vest, and the stock granted to Executive upon [HIS/HER] exercise of such options shall be unrestricted except for any governmental restrictions and registered if the Company is a public company at the time of termination or subsequently becomes public.

2.04   Right Upon Termination of Agreement for Cause

The Company shall have the right at any time, by giving written notice to Executive to terminate Executive’s Agreement for Cause. Cause shall be deemed to have occurred if Executive is convicted of a felony or a crime involving fraud, gross negligence, or significant mismanagement of the business. Upon such termination for Cause, Executive shall be paid [HIS/HER] current monthly compensation and any bonuses earned up to that point, and Executive may exercise any unexercised options or warrants that are vested up to their normal termination date. Executive shall forfeit all unexercised options not then vested.

2.05   Beneficiaries of Payments

If Executive shall die before any event of termination, the Company will continue to make payments for a 12-month period (as stated in section 2.03) to such beneficiary or beneficiaries as Executive may designate from time to time by notice in writing filed with the Company, or if Executive shall fail or fail effectively to designate a beneficiary, or if no beneficiary shall survive the date when the last payment is to be made, any remaining payments shall be made to the Executive’s estate as agreed upon by the trustee of Executive’s estate.

ARTICLE III

PROTECTIONS/CONFIDENTIALITY

3.01   Covenants Regarding Protections:

           Executive hereby agrees and covenants to the following:

(a)   Solicitation of Customers and Registered Primary Vendors:

During the term of this Agreement and for a period of one (1) year following the termination of this Agreement by either party (other than a termination of this Agreement by the Company’s failure to renew it pursuant to Section 1.01(b) above), Executive hereby agrees not to solicit or contact in any manner that could be reasonably construed as a solicitation, any past or current customer or registered primary vendor of the Company for purposes of encouraging such customer to refrain from purchasing products or services from the Company or for purposes of encouraging such vendor to refrain from providing services or selling products to the Company. Notwithstanding the above, if Executive should leave the Company and join a competitive company, it is recognized by the parties that the industry utilizes a variety of marketing and sales techniques such as direct mail, telemarketing, advertising, etc., and the customer might be contacted by the Company that Executive joins as a matter of course, and in this event this practice would not be considered a violation of this Agreement.

(b)   Solicitation of Executives:

During the term of this Agreement and for a period of one (1) year following the termination of this Agreement by either party (other than a termination of this Agreement by the Company’s failure to renew it pursuant to Section 1.01(b) above), Executive hereby agrees not to employ, either directly or indirectly through any entity in which Executive are engaged, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, any officer or director of the Company for purposes of encouraging such person to leave or terminate [HIS/HER] Agreement with the Company.

3.02   Confidentiality; Competitive or Personal Disparagement:

Executive and the Company hereby agree that neither will, during the term of Executive’s Agreement or at any time following the termination hereof for any reason, do or cause to have done any of the following:

(i)
Without the prior written consent of the other party, use for its own purposes or disclosure to any person or other entity any confidential and/or proprietary information of the Company or Executive; and

(ii)	Each party agrees that it will not disparage the other party.

3.03   Enforcement:

Executive and the Company recognize that the provisions of this Agreement are vitally important to the continuing welfare of the Company and Executive and that money damages constitute an inadequate remedy for any violation thereof. Accordingly, in the event of any such violation by Executive or the Company, the Company or Executive, in addition to any other remedies it may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to issue an injunction restraining any action by Executive or the Company in violation of the Agreement.

ARTICLE IV

4.01   Indemnifications:

The parties agree that Executive shall be indemnified by the Company against any liability asserted against Executive (and expenses, including without limitation, reasonable attorney’s fees, court costs, and other legal expenses incurred in connection therewith) by reason of [HIS/HER] position with the Company or any subsidiary to the full extent a North Carolina corporation may indemnify an officer or director and company under the North Carolina General Corporate Law.

4.02   No Obligation to Mitigate Damages:

In the event of a termination of Agreement upon a change in control, Executive shall not be required to mitigate damages by seeking another Agreement.

4.03   Arbitration and Remedies:

(a)   All disputes, differences, or questions between the parties concerning the construction, interpretation, and effect of the Agreement, or the rights, obligations, and liabilities of the parties, and which have as their sole remedy monetary damages, will be settled by arbitration in the City of Charlotte, North Carolina, or such other place as the parties may mutually agree. In the case of a dispute, difference, or question, one party shall appoint its arbitrator and shall notify the other party in writing (the “Arbitration Notice”) of the appointment and the matter to be determined. If the party receiving the arbitration notice fails to appoint an arbitrator and notify the first party of such appointment for 15 days after receipt of such notice, the decision of the arbitrator appointed by the first of the parties shall be final and binding on both of the parties hereto. If two arbitrators are appointed, they shall meet within 30 days after appointment of the second arbitrator. If they do not agree as to their decision, they shall choose a third arbitrator, failing which, third arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The arbitration shall be held as promptly as possible at such time and place in the designated city as the arbitrators may determine. The decision of the arbitrators so appointed, or a majority of them, will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order to enforce, as the case may be. If the arbitrator appointed refuses to act, is incapable of acting, or dies, a substitute for him shall be appointed in the manner provided above.

(b)   Each of the parties to the Agreement will be entitled to enforce its rights under the Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may, in its sole discretion, apply for specific performance and/or injunctive relief in either a federal or state court to enforce or prevent any violations of the provisions of this Agreement.

4.04   Legal Cost and Indemnification:

The Company shall pay Executive all legal fees and expenses incurred by [HIS/HER] as a result of [HIS/HER] termination without Cause or Disability, including but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided in this Agreement through legal process or arbitration, if Executive shall be wholly successful on the merits, such amounts not to exceed any court-directed maximum.

4.05   Notices:

(a)   Any notice to be given concerning this Agreement shall be given in writing and either (i) sent by certified or registered mail, return receipt requested, postage prepaid; or (ii) hand-delivered to the recipient personally. In the case of notice sent by mail, the date of the giving of the notice shall be deemed to be (i) the date of the postmark of the executed return receipt or (ii) the date of actual receipt if not postmarked by the United States Postal Service. In the case of notice being hand-delivered, a written dated receipt shall be given therefore. Hand-delivery of any notice to the Company shall be delivered to the Company’s chief financial officer personally.

(b)   Notice shall be sent as follows:

If to Executive:	[NAME OF EXECUTIVE INSERTED]
[ADDRESS OF EXECUTIVE INSERTED]

If to the Company:	HouseRaising, Inc.
4801 E. Independence Blvd.
Charlotte, North Carolina 28212

(c)   By giving notice to all other parties, any party may, from time to time, designate a different address to which notice by mail to such party shall be sent.

4.06   Successors and Assigns; Survival in Case of Merger:

(a)   This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Executive and the Company and their respective successors and assigns.

(b)   Without limiting the effect of the foregoing, this Agreement and all of its terms shall survive, and be enforceable by Executive, notwithstanding any merger, consolidation, combination, or reorganization of the Company with or into any other entity or person (“Surviving Entity”), including but not limited to any other corporation, partnership, or other similar organization, whether or not the Company is the Surviving Entity of such merger, consolidation, combination, or reorganization. The Surviving Entity shall be bound by this Agreement to the same extent as if such Surviving Entity had entered into the Agreement with Executive on the Effective Date.

(c)   As a condition of any merger, consolidation, combination, or reorganization of the Company as discussed in Section 4.06(b) above, the Company agrees to include, as a condition of consummation of such merger, consolidation, combination, or reorganization, an undertaking by the Surviving Entity, pursuant to which the Surviving Entity shall agree in writing to be bound by this Agreement.

4.07   Amendment; Waiver:

No amendment or other modification of this Agreement nor any waiver of any term of this Agreement shall be valid unless it is in writing and signed by the party against whom enforcement of the amendment, modification, or waiver is sought. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach of any other term of this Agreement.

4.08   Further Assurances:

Each party hereto agrees to perform any further acts and to execute and deliver any further documents mutually agreed to in writing that may be reasonably necessary to carry out the provisions of this Agreement.

4.09   Severability:

In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

4.10   Construction:

Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

4.11   Gender:

Any references hereto to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

4.12   Headings

The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained hereof.

4.13   Multiple Counterparts:

This agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.14   Governing Law:

THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE COVERED BY THE LAWS OF THE STATE OF NORTH CAROLINA AND THE OBLIGATIONS OF THE PARTIES HERETO SHALL BE PERFORMABLE IN CHARLOTTE, NORTH CAROLINA.

4.15   Inurement:

Subject to the restrictions against transfer or assignment as herein contained, the provisions of the Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties thereto.

4.16   Waiver:

No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement and no present waivers of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

4.17   Entire Agreement:

This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein.

IN WITNESS WHEREOF, the parties to the Agreement have set their respective hands hereto as of the date first written above.

EXECUTIVE

By:
Name: [NAME OF EXECUTIVE & SIGNATURE]

COMPANY HouseRaising, Inc.

By:
Name: Gregory J. Wessling
Title : Chairman and CEO

EXHIBIT A

BONUSES

•	Period of Contract and Renewals:

Executive will be eligible for a bonus of up to 75% of the annual compensation under this services agreement; payable quarterly based upon the completion of Company objectives and performance criteria to be mutually agreed upon by Executive and the Chairman/CEO and Board of Directors at the beginning of each year.

•	Note:

Regardless of any other objectives established, if during the first year of this Amended and Restated Services Agreement the Company reaches a market capitalization of $50 Million or more, then the first year’s objectives shall be deemed to have been met. If in the second year of operation a market capitalization of $75 Million or more is achieved, then the second year’s objectives shall be deemed to have been met, and if, in the third year of operation, a market capitalization of $110 Million or more is achieved, then the third year’s objectives shall be deemed to have been met.

EXHIBIT B

STOCK OPTIONS

Executive are granted, upon execution of this Agreement, an option for [NUMBER OF SHARES INSERTED] shares at a price of fifty cents ($0.50) per share exercisable at any time during the ensuing ten years. The stock option shall vest over a three-year period, 33.4% of the balance vesting upon the first anniversary date of this agreement, 33.3% of the balance vesting at the end of the second anniversary date of this agreement, and the remainder vesting at the end of the third anniversary date of this agreement. Notwithstanding the above, all of the remaining option will vest upon the Company reaching a market capitalization of $75 Million or more.

Additionally, Executive has the right at any time to exercise all of the option or any portion of the total option, in which event Executive will take ownership of such stock but the Company will issue stock certificates to Executive according to the vesting schedule above and affix an appropriate restrictive legend referencing this Agreement.

In the event Executive elects to exercise [HIS/HER] rights in the preceding paragraph and if Executive requests ratable issuance, Company agrees to issue shares ratably at 1/36 th per month starting at the beginning of the first year. At any time the Company reaches a valuation of $75 Million or more or there is a change in control requiring the filing of a Current Report on Form 8-K, or the sale of the Company is consummated, then the Company will issue all shares upon such events.

There will be no buy-back rights in such shares and the grant of any option does not imply any right to continued Agreement except what is provided herein.

The parties agree that the said option will be issued in the name of [EXECUTIVE NAME INSERTED], or, as desired by Executive or their successors, the [EXECUTIVE NAME] Family Limited Partnership as an immediate pass-through from [EXECUTIVE NAME], the Executive, to the [EXECUTIVE NAME] Family Limited Partnership.